As filed with the Securities and Exchange Commission on December 13, 1999

                                                    REGISTRATION NO. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           ---------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                           ---------------------------


                      LEXINGTON CORPORATE PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)

               MARYLAND                                      13-3717318
    (State or other jurisdiction of                       (I.R.S. Employer
    incorporation or organization)                      Identification Number)

                              355 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                         TELEPHONE NUMBER (212) 692-7260
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ---------------------------


                                 T. WILSON EGLIN
                      PRESIDENT AND CHIEF OPERATING OFFICER
                      LEXINGTON CORPORATE PROPERTIES TRUST
                              355 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 692-7260
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                              BARRY A. BROOKS, ESQ.
                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                                 399 PARK AVENUE
                          NEW YORK, NEW YORK 10022-4697
                                 (212) 318-6000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS POSSIBLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND FROM TIME TO TIME AS DETERMINED BY MARKET CONDITIONS.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                        Amount     Proposed Maximum    Proposed Maximum      Amount of
       Title of Each Class of           to Be       Offering Price    Aggregate Offering   Registration
    Securities to Be Registered       Registered     per Share(1)           Price             Fee(1)
----------------------------------------------------------------------------------------------------------
Common Shares, par value $.0001 per   214,802          $10.00            $2,148,020          $567.07
share
==========================================================================================================


(1) This estimate is based on the high and low sales prices on the New York Stock Exchange of the Common Shares of Lexington Corporate Properties Trust on December 9, 1999, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.

                           ---------------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              SUBJECT TO COMPLETION DATED DECEMBER 13, 1999

PROSPECTUS


                                 214, 802 Shares

                      LEXINGTON CORPORATE PROPERTIES TRUST

                                  Common Shares

THE COMPANY:

- We are a self-managed and self-administered real estate investment trust that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties.

- Lexington Corporate Properties Trust 355 Lexington Avenue New York, New York 10017 (212) 692-7260

- We are possibly issuing up to an aggregate 214, 802 Common Shares in exchange for the redemption of an equal number of units of limited partnership interests in our controlled subsidiary, Lepercq Corporate Income Fund L.P. We will not receive proceeds from any Common Shares which we may issue. We are not being assisted by any underwriter in connection with the issuance of any Common Shares.

TRADING SYMBOL:

- The Common Shares are listed on The New York Stock Exchange under the symbol "LXP." On December 9, 1999, the last reported sale price of a Common Share was $10.00.

              -----------------------------------------------------

THIS INVESTMENT INVOLVES RISK. YOU SHOULD REVIEW "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER PRIOR TO INVESTING IN THE COMMON SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              -----------------------------------------------------

                                TABLE OF CONTENTS

                                                                      Page

Where You Can Find More Information..................................   2
Forward-Looking Statements...........................................   3
Prospectus Summary...................................................   5
Risk Factors.........................................................   7
Description of Capital Shares.......................................   10
Description of Units................................................   12
Registration Rights.................................................   16
Redemption of Units.................................................   16
Use of Proceeds.....................................................   25

                                                                      Page

Distributions Of OP Units...........................................   25
The Company.........................................................   26
Management..........................................................   29
Certain Relationships and Related Party
   Transactions.....................................................   31
Federal Income Tax Considerations
   of Holding Shares in a REIT......................................   31
Plan of Distribution................................................   41
Experts.............................................................   41
Legal Matters.......................................................   41

                       WHERE YOU CAN FIND MORE INFORMATION

      Lexington Corporate Properties Trust (the "Company", "we" or "us") files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any materials that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. The Company's Annual Report on Form 10-K (Commission File No. 1-12386) for the year ended December 31, 1998, filed on March 5, 1999.

         2. The Company's 1999 Proxy Statement on Schedule 14-A (Commission File No. 1-12386), filed on April 14, 1999.

         3. The Company's Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended March 31, 1999, filed on May 14, 1999.

         4. The Company's Current Report on Form 8-K (Commission File No. 1-12386) as of July 14, 1999 filed on August 3, 1999.

         5. The Company's Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended June 30, 1999 filed on August 13, 1999.

         6. The Company's Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended September 30, 1999 filed on November 12, 1999.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           T. Wilson Eglin, President
                      Lexington Corporate Properties Trust
                              355 Lexington Avenue
                            New York, New York 10017
                                 (212) 692-7260

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

      In addition to historical information, we have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus, such as those pertaining to our capital resources, portfolio performance and result of operations. "Forward-looking statements" are projections, plans, objectives or assumptions about the Company. Forward-looking statements involve numerous risks and uncertainties and you should not place undue reliance on such statements since there can be no assurance that the events or circumstances reflected in these statements will actually occur. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including, without limitation, construction delays, costs overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed in this prospectus under the heading "Risk

Factors." Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only. We assume no obligation to update forward-looking statements.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and related Notes thereto incorporated by reference into this prospectus. All references to the "Company," "we" or "us" refer to Lexington Corporate Properties Trust, a Maryland real estate investment trust, and those entities owned or controlled, directly or indirectly, by Lexington Corporate Properties Trust.

                                   THE COMPANY

      We are a self-managed and self-administered real estate investment trust ("REIT") that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. As of the date of this prospectus, we own 65 properties or interests therein (the "Properties," and each a "Property"). Substantially all of our leases are "net leases," under which the tenant is responsible for all costs of real estate taxes, insurance, ordinary maintenance and structural repairs. The Properties are located in 29 states, have approximately 11.4 million net rentable square feet and, under the terms of their applicable leases, currently generate approximately $80.3 million in annual rent. Our tenants, many of which are nationally recognized, include Bank One Arizona, N.A., General Motors, Fleet Mortgage Group , Inc., Circuit City Stores, Inc., The Hartford Fire Insurance Company, Honeywell, Inc., Kmart Corporation, Lockheed Martin Corporation, Northwest Pipeline Corporation, Ryder Integrated Logistics and Wal-Mart Stores, Inc.

      Our senior executive officers average over 20 years of experience in the real estate investment and net lease business. We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that such diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type. Since January 1, 1999, we have also enhanced the value of our portfolio by acquiring/investing in $80.5 million of properties, aggregating approximately 0.8 million net rentable square feet and accounting for approximately $8.9 million in annual rent. As part of our ongoing efforts, we expect to continue to effect portfolio and individual property acquisitions, either through joint ventures or for our own account, and dispositions, expand existing Properties, attract investment grade quality tenants, extend lease maturities in advance of expiration and refinance outstanding indebtedness, when advisable.

      The Company, through a predecessor entity, commenced operations in 1993 as a REIT, with two operating partnership subsidiaries. This operating partnership structure enables us to acquire property by issuing to a seller, as a form of consideration, interests ("OP Units") in our subsidiary operating partnerships. The OP Units are redeemable, after certain dates, for Common Shares. See "Distributions On OP Units." We believe that this corporate structure facilitates our ability to raise capital and to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a contributor of property while preserving the Company's available cash for other purposes, including the payment of distributions. We have used OP Units as a form of consideration in connection with the acquisition of 22 of our Properties.

      Our executive offices are located at 355 Lexington Avenue, New York, New York 10017, and our telephone number is (212) 692-7260.

                                  RISK FACTORS

      An investment in the Common Shares offered hereby involves various risks. For a discussion of factors that should be considered in evaluating such an investment, see "Risk Factors" beginning on page 7.

                            SECURITIES TO BE OFFERED

      This prospectus relates to the possible issuance by the Company of up to 214,802 shares (the "Redemption Shares") of common stock, par value $.0001 per share ("Common Shares"), if and to the extent that, certain holders, elect to tender up to an aggregate of 214,802 OP Units in the Lepercq Corporate Income Fund L.P. ("LCIF" or the "Operating Partnership") for redemption commencing on December 1, 1999 and quarterly thereafter. The Company is registering the Redemption Shares for sale to permit the holders thereof to sell such shares without restriction in the open market or otherwise, but the registration of such shares does not necessarily mean that any of such Units will be tendered for redemption or that any of such shares will be offered or sold by the holders thereof.

      The Unit Holders and any agents or broker-dealers that participate in the distribution of Redemption Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Redemption Shares and any commissions received by any such dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

                               DISTRIBUTION POLICY

      Distributions are paid to our shareholders on a quarterly basis if, as and when declared by the Board of Trustees. Our current annualized distribution per Common Share is $1.20. In order to maintain our status as a REIT, we must distribute at least 95% of our "REIT taxable income" and 95% of any after-tax net income from foreclosure properties, in each case less any excess non-cash income, to our common shareholders. See "Federal Income Tax Considerations of Holding Shares in a REIT." Although we expect to continue our policy of making quarterly distributions, there can be no assurance that we will maintain distributions at the current level.

                                  RISK FACTORS

      Tax Impact to Unit Holders of Redemption of Units. LCIF's Partnership Agreement provides that the redemption of Units will be treated by the Company, the Operating Partnership and the redeeming Unit holder as a sale of the Units by such Unit holder to the Company at the time of redemption. Such sale will be fully taxable to the redeeming Unit holder. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the fair market value of the redemption shares. See "Redemption of Units -- Tax Treatment of Redemption of Units."

      Risks Involved in Single Tenant Leases. We focus our acquisition activities in net leased real properties or interests therein. Due to the fact that our net leased real properties are leased to single tenants, the financial failure of or other default by a tenant resulting in the termination of a lease is likely to cause a significant reduction in the operating cash flow of the lessor and might decrease the value of the property leased to such tenant. See "The Company -- The Net Lease Real Estate Business."

      Dependence on Major Tenants. Revenues from several of our tenants and/or their guarantors constitute a significant percentage of our consolidated rental revenues. Currently, our five largest tenants/guarantors, which occupy nine Properties, represent 38.5% of annualized revenues. The default, financial distress or bankruptcy of any of the tenants of such Properties could cause interruptions in the receipt of lease revenues from such tenants and/or result in vacancies in the respective Properties, which would reduce our revenues and increase operating costs until the affected property is re-let, and could decrease the ultimate sale value of each such Property. Upon the expiration of the leases that are currently in place with respect to these Properties, we may not be able to re-lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with such re-leasing.

      On March 8, 1999, we entered into an agreement with FirstPlus Financial Group, Inc. ("FirstPlus"), our tenant in a Class-A 248,000 square foot office building in Dallas, Texas, to defer a portion of its monthly rent. Under the agreement FirstPlus deferred from March 1999 through June 1999 $100,000 of its $268,632 monthly rent. The agreement has been extended through December 31, 1999 whereby $126,000 of each month's rent for July through December will be deferred. These deferrals will be added with interest to future rental payments. Currently, FirstPlus represents 2.6% of our annualized revenue. The FirstPlus lease is scheduled to expire on August 31, 2012. In addition, a wholly owned subsidiary of FirstPlus filed for Chapter 11 bankruptcy protection in March 1999.

      Leverage. We have incurred, and may continue to incur, indebtedness (secured and unsecured) in furtherance of our activities. Neither the Declaration of Trust nor any policy statement formally adopted by the Board of Trustees limits either the total amount of indebtedness or the specified percentage of indebtedness (based upon the total market capitalization of the Company) which may be incurred. Accordingly, we could become more highly leveraged, resulting in increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions. Our current unsecured revolving credit facility with Fleet National Bank, as agent (the "Credit Facility") contains various covenants which limit the amount of secured and unsecured indebtedness we may incur.

      Possible Inability to Refinance Balloon Payment on Mortgage Debt. A significant number of our Properties are subject to mortgages with balloon payments. As of the date of the prospectus, the scheduled balloon payments for the remainder of 1999 and the next five calendar years are as follows:

                -     1999 - $0;
                -     2000 - $15.1 million;
                -     2001 - $1.0 million;
                -     2002 - $10.6 million;
                -     2003 - $0; and
                -     2004 - $25.3 million

Our Credit Facility matures in 2001. Our ability to make such balloon payments will depend upon our ability either to refinance the mortgage related thereto or to sell the related property. Our ability to accomplish such goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available mortgage rates, our equity in the mortgaged properties, our financial condition, the operating history of the mortgaged properties and tax laws.

      Uncertainties Relating to Lease Renewals and Re-letting of Space. We will be subject to the risks that, upon expiration of leases for space located in our Properties, the premises may not be re-let or the terms of re-letting (including the cost of concessions to tenants) may be less favorable than current lease terms. If we are unable to re-let promptly all or a substantial portion of our commercial units or if the rental rates upon such re-letting were significantly lower than expected rates, our net income and ability to make expected distributions to our shareholders would be adversely affected. There can be no assurance that we will be able to retain tenants in any of our Properties upon the expiration of their leases. Our scheduled lease expirations, as a percentage of annualized revenues for the remainder of 1999 and the next five years, are as follows:

                -     1999 - 0%;
                -     2000 - 0.81%;
                -     2001 - 3.32%;
                -     2002 - 3.53%
                -     2003 - 2.37%; and
                -     2004 - 0.19%

      Defaults on Cross-Collateralized Properties. Although we do not generally cross-collateralize any of our Properties, we may determine to do so from time to time. As of the date of this prospectus, two of our Properties in Florida are cross-collateralized and 17 of our Properties are the subject of a segregated pool of assets with respect to which commercial mortgage pass-through certificates were issued. To the extent that any of our Properties are cross-collateralized, any default by us under the mortgage relating to one such Property will result in a default under the financing arrangements relating to any other Property which also provides security for such mortgage.

      Possible Liability Relating to Environmental Matters. Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and penalties and damages for injuries to persons and adjacent property). Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Such liability may be imposed on the owner in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property and/or the aggregate assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remove such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral, which, in turn, would reduce our revenues and ability to make distributions.

A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although our tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability of the tenant of such premises to satisfy any obligations with respect thereto, we may be required to satisfy such obligations. In addition, under certain environmental laws, we, as the owner of such properties, may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

      From time to time, in connection with the conduct of our business, and prior to the acquisition of any property from a third party or as required by our financing sources, we authorize the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to our Properties. Based upon such environmental reports and our ongoing review of our Properties, as of the date of this prospectus, we are not aware of any environmental condition with respect to any of our Properties which we believe would be reasonably likely to have a material adverse effect on us. There can be no assurance, however, that the following will not expose us to material liability in the future:

                  - the discovery of previously unknown environmental conditions;
                  -        changes in law;
                  -        the conduct of tenants; or
                  - activities relating to properties in the vicinity of the Properties.

Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which could adversely affect our financial condition or results of operations.

      Risks Relating to Acquisitions. A significant element of our business strategy is the enhancement of our portfolio through acquisitions of additional properties through joint ventures or for our own account. The consummation of any future acquisitions will be subject to satisfactory completion of our extensive valuation analysis and due diligence review and to the negotiation of definitive documentations. There can be no assurance that we will be able to identify and acquire additional properties or that we will be able to finance acquisitions in the future. In addition, there can be no assurance that any such acquisition, if consummated, will be profitable for us. If we are unable to consummate the acquisition of additional properties in the future, there can be no assurance that we will be able to increase the cash available for distribution to our shareholders.

      Concentration of Ownership by Certain Investors. In three separate closings in 1997, we sold 2,000,000 Class A Senior Cumulative Convertible Preferred Shares of Beneficial Interest in the Company to Five Arrows Realty, L.L.C. ("Five Arrows"). The Convertible Preferred Shares are convertible at anytime into Common Shares on a one-to-one basis at $12.50 per share. In March 1997, we sold to an institutional investor in a private placement 8% Exchangeable Redeemable Secured Notes in the aggregate principal amount of $25 million. The Exchangeable Notes are exchangeable at $13.00 per share for our Common Shares beginning in 2000, subject to adjustment. Significant concentrations of ownership by certain investors may allow such investors to exert a greater influence over our management and affairs.

      Uninsured Loss. We carry comprehensive liability, fire, extended coverage and carry rent loss insurance on most of our Properties, with policy specifications and insured limits customarily carried for similar properties. However, with respect to certain of the Properties where the leases do not provide for abatement of rent under any circumstances, we generally do not maintain rent loss insurance. In addition, there are certain types of losses (such as due to wars or acts of God) that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a Property, as well as the anticipated future revenues from a Property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the Property. Any such loss would adversely affect our financial condition. We believe that the Properties are adequately insured in accordance with industry standards.

      Adverse Effects of Changes in Market Interest Rates. The trading prices of equity securities issued by REITs have historically been affected by changes in broader market interest rates, with increases in interest rates resulting in decreases in trading prices, and decreases in interest rates resulting in increases in such trading prices. An increase in market interest rates could therefore adversely affect the trading prices of any equity securities issued by us.

      Competition. The real estate industry is highly competitive. Our principal competitors include national REITs, many of which are substantially larger and have substantially greater financial resources than us.

      Failure to Qualify as a REIT. We believe that we have met the requirements for qualification as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 1993 and we intend to continue to meet such requirements in the future. However, qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. No assurance can be given that we have qualified or will remain qualified as a REIT. The Code provisions and income tax regulations applicable to REITs are more complex than those applicable to corporations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements for qualification as a REIT or the federal income tax consequences of such qualification. If we do not qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our income subject to tax at the regular corporate rates. We also could be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Cash available for distribution to our shareholders would be significantly reduced for each year in which we do not qualify as a REIT. Although we currently intend to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us, without the consent of the shareholders, to revoke the REIT election or to otherwise take action that would result in disqualification.

                          DESCRIPTION OF CAPITAL SHARES

      The description of the Company's Capital Shares set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Declaration of Trust and By-laws, copies of which are incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part. See "Where You Can Find More Information."

AUTHORIZED CAPITAL

      The Company has an aggregate of 40,000,000 authorized Common Shares, 40,000,000 Excess Shares and 10,000,000 undesignated Preferred Shares (2,000,000 of which have been designated Class A Senior Cumulative Convertible Preferred Shares) available for issuance under its Declaration of Trust. Such shares (other than reserved shares) may be issued from time to time by us in the discretion of the Board of Trustees to raise additional capital, acquire assets, including additional real properties, redeem or retire debt or for any other business purpose. In addition, the undesignated Preferred Shares may be issued in one or more additional classes with such designations, preferences and relative participating, optional or other special rights including, without limitation, preferential dividend or voting rights, and rights upon liquidation, as shall be fixed by the Board of Trustees. Also, the Board of Trustees is authorized to classify and reclassify any unissued capital shares by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such capital shares. Such authority includes, without limitation, subject to the provisions of the Declaration of Trust, authority to classify or reclassify any unissued capital shares into a class or classes of preferred shares, preferences shares, special shares or other shares, and to divide and reclassify shares of any class into one or more series of such class. In certain circumstances, the issuance of Preferred Shares, or the exercise by the Board of Trustees of such rights to classify or reclassify shares, could have the effect of deterring individuals or entities from making tender offers for the Common Shares or seeking to change incumbent management.

      As of the date of this prospectus, we have also filed with the Commission a Registration Statement (Registration No. 333-49351) pursuant to which we may offer, from time to time, in one or more series (i) Common Shares, (ii) Preferred Shares and (iii) debt securities (the "Debt Securities"), which may be senior or subordinated debt securities, with an aggregate public offering price of up to $250,000,000. The Common Shares, Preferred Shares and Debt Securities may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined from time to time. In addition, we filed with the Commission Registration Statements (Registration Nos. 333-57853, 333-70217, 333-76709 and 333-85631) to register, for the possible issuance by us, 5,981,429 Common Shares to redeem up to 5,981,429 units of limited partnership interest in LCIF and Lepercq Corporate Income Fund II L.P. Of these 5,981,429 possible redemptions, 1,024,394 have been redeemed as of the date hereof.

DESCRIPTION OF COMMON SHARES

      Under the Declaration of Trust, the Company has authority to issue 40,000,000 Common Shares, par value $.0001 per share. Under the Maryland General Corporation Law (the "MGCL"), shareholders generally are not responsible for a corporation's debts or obligations.

      As of the date of this prospectus, the Company had outstanding 17,241,632 Common Shares and had reserved for possible issuance upon redemption of Units of partnership interest in its operating partnerships an aggregate 5,767,891 Common Shares. All of the Common Shares and any Common Shares issued upon redemption of Units are tradable without restriction under the Securities Act (unless such shares are held by affiliates of the Company), either pursuant to the registration statement of which this prospectus is a part, pursuant to registration rights granted by the Company or otherwise. See "Registration Rights."

      No prediction can be made as to the effect, if any, that future sales of Common Shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares (including shares issued upon the redemption of Units or the exercise of options), or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

DESCRIPTION OF PREFERRED SHARES

      Under the Declaration of Trust, the Company has authority to issue 10,000,000 Preferred Shares, 2,000,000 of which, designated as Class A Senior Cumulative Convertible Preferred Shares (the "Convertible Preferred Shares"), are outstanding as of the date of this prospectus, as described below. Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees of the Company. Prior to the issuance of shares of each series, the Board of Trustees is required by the MGCL and the Declaration of Trust to fix for each series, subject to the provisions of the Declaration of Trust regarding excess shares, $.0001 par value per share ("Excess Shares"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by MGCL. The Convertible Preferred Shares are, and any other class of Preferred Shares will, if issued, be fully paid and nonassessable and the Convertible Preferred Shares are not, and any other class of Preferred Shares will not, if issued, be subject to preemptive rights. The Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Shares might believe to be in their best interests or in which holders of some, or a majority, of the Common Shares might receive a premium for their shares over the then market price of such Common Shares.

TERMS OF CLASS A SENIOR CUMULATIVE CONVERTIBLE PREFERRED SHARES

      In December 1996, the Company entered into an agreement with Five Arrows providing for the sale of up to 2,000,000 Convertible Preferred Shares. In three separate closings in 1997, the Company sold all 2,000,000 Convertible Preferred Shares for an aggregate price of $25 million. The Convertible Preferred Shares, which are convertible into Common Shares on a one-for-one basis at $12.50 per share, subject to adjustment, are entitled to quarterly distributions equal to the greater of $.295 per share or the product of 1.05 and the per share quarterly distribution on Common Shares. The current quarterly dividend paid to the holder of the Convertible Preferred Shares is $0.315 per share. The Convertible Preferred Shares may be redeemed by the Company after December 31, 2001 at a 6% premium over the liquidation preference of $12.50 per share (plus accrued and unpaid dividends), with such premium declining to zero on or after December 31, 2011. Each Convertible Preferred Share is entitled to one vote and holders are entitled to vote on all matters submitted to a vote of holders of outstanding Common Shares. In connection with such sale, we have entered into certain related agreements with Five Arrows, providing, among other things, for certain demand and piggyback registration rights with respect to such shares and the right to designate a member or members of the Board of Trustees of the Company. Five Arrows' designee, John D. McGurk, is currently serving as a member of our Board of Trustees.

TERMS OF EXCHANGEABLE NOTES

      In March 1997, we sold to an institutional investor in a private placement 8% Exchangeable Redeemable Secured Notes (the "Exchangeable Notes") in the aggregate principal amount of $25 million. The Exchangeable Notes are exchangeable at $13.00 per share for the Company's Common Shares beginning in 2000, subject to adjustment.

TRANSFER AGENT

      The transfer agent and registrar for the Common Shares is ChaseMellon Shareholder Services LLC.

                              DESCRIPTION OF UNITS

      The material terms of the Units, including a summary of certain provisions of the Operating Partnership's Partnership Agreement (the "Partnership Agreement"), are set forth below. The following description of the terms and provisions of the Units and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Delaware law and the Partnership Agreement. For a comparison of the voting and other rights of holders of Units and our shareholders, see "Redemption of Units -- Comparison of Ownership of Units and Common Shares."

GENERAL

      We are the sole stockholder of Lex GP-1, Inc., a Delaware corporation which is the general partner of the Operating Partnership. We are also the sole stockholder of Lex LP-1, Inc. ("Lex LP-1"), a Delaware corporation which holds, as of the date of this prospectus, an approximately 76% limited partnership interest in LCIF. We indirectly hold Units in the Operating Partnership through these entities.

      Holders of Units hold limited partnership interests in the Operating Partnership, and all holders of Units are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. Each Unit may not receive distributions in the same amount as paid on each Common Share.

      Holders of Units have the rights to which limited partners are entitled under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the "Act"). The Units have not been registered pursuant to the federal or state securities laws and are not listed on any exchange or quoted on any national market system.

PURPOSES, BUSINESS AND MANAGEMENT

      The purpose of the Operating Partnership includes the conduct of any business that may be conducted lawfully by a limited partnership formed under the Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit us to continue to be classified as a REIT under Sections 856 through 860 of the Code, unless we cease to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

      We, as sole stockholder of the general partner of the Operating Partnership, have the exclusive power and authority to conduct the business of the Operating Partnership subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of Units.

ABILITY TO ENGAGE IN OTHER BUSINESSES; CONFLICTS OF INTEREST

      The general partner may acquire assets directly and engage in activities outside of the Operating Partnership, including activities in direct or indirect competition with the Operating Partnership. Other persons (including officers, trustees, employees, agents and other affiliates of the Company) are not prohibited under the Partnership Agreement from engaging in other business activities and will not be required to present any business opportunities to the Operating Partnership.

DISTRIBUTIONS; ALLOCATIONS OF INCOME AND LOSS

      The Partnership Agreement provides for the distribution of Operating Cash Flow, as determined in the manner provided in the Partnership Agreement, to the Company and certain limited partners in proportion to their percentage interests in the Operating Partnership. "Operating Cash Flow" means, for any period, operating revenue from leases on real property investments, partnership distributions with respect to partnerships in which the Operating Partnership has interests and interest on uninvested funds and other cash investment returns, less operating expenses, capital expenditures, regularly scheduled principal and interest payments (exclusive of balloon payments due at maturity) on outstanding mortgage and other indebtedness and any reserves established by the general partner. Neither the Company nor the limited partners are entitled to any preferential or disproportionate distributions of Operating Cash Flow and in no event may a partner receive a distribution of Operating Cash Flow with respect to a Unit if such partner is entitled to receive a distribution of Operating Cash Flow with respect to a Common Share for which such Unit has been redeemed or exchanged. The Partnership Agreement generally provides for the allocation to the general partner and the limited partners of items of the Operating Partnership's income and loss in accordance with their representative percentage interests in the Operating Partnership.

BORROWING BY THE PARTNERSHIP

      Without the consent of holders of a majority of Units held by limited partners admitted to the Operating Partnership upon the acquisition of their interests in Properties in exchange for Units in consideration therefore (the "Special Limited Partners"), the general partner is not authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt.

REIMBURSEMENT OF COMPANY; TRANSACTIONS WITH THE GENERAL PARTNER AND ITS
AFFILIATES

      Neither Lex GP-1 nor the Company receives any compensation for Lex GP-1's services as general partner of the Operating Partnership. Lex GP-1 and Lex LP-1, however, as partners in the Operating Partnership, have the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse Lex GP-1 and the Company for all expenses incurred by them related to the operation of, or for the benefit of, the Operating Partnership. In the event that certain expenses are incurred for the benefit of the Operating Partnership and other entities (including us), such expenses are allocated by us, as sole stockholder of the general partner of the Operating Partnership, to the Operating Partnership and such other entities in a manner as we, as sole stockholder of the general partner of the Operating Partnership, in our sole and absolute discretion deem fair and reasonable. The Operating Partnership will reimburse us for all expenses incurred by us relating to any other offering of additional Units or capital stock (in such case based on the percentage of the net proceeds therefrom contributed to or otherwise made available to the Operating Partnership). We have guaranteed the obligations of the Operating Partnership in connection with the redemption of the Units pursuant to this prospectus.

      Except as expressly permitted by the Partnership Agreement, we and our affiliates may not engage in any transactions with the Operating Partnership except on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

LIABILITY OF GENERAL PARTNER AND LIMITED PARTNERS

      Lex GP-1, as the general partner of the Operating Partnership, is ultimately liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. Lex GP-1 is not liable for the nonrecourse obligations of the Operating Partnership.

      The limited partners of the Operating Partnership are not required to make additional contributions to the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Act is limited, subject to certain limited exceptions, generally to the loss of the limited partner's investment in the Operating Partnership represented by his or her Units. The Operating Partnership will operate in a manner the general partner deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

      The Partnership Agreement generally provides that Lex GP-1, as general partner of the Operating Partnership (and the Company as the sole stockholder of the general partner of the Operating Partnership) will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if we carried out our duties in good faith. In addition, Lex GP-1 and the Company are not responsible for any misconduct or negligence on the part of their agents, provided Lex GP-1 and the Company appointed such agents in good faith. Lex GP-1 and the Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that Lex GP-1 and the Company reasonably believe to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

      The Partnership Agreement also provides for indemnification of Lex GP-1 and the Company, the directors and officers of Lex GP-1 and the Company, and such other persons as Lex GP-1 and the Company may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the proceeding unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

SALES OF ASSETS

      Under the Partnership Agreement, Lex GP-1 generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership will be sold. The Operating Partnership, however, is prohibited under the Partnership Agreement and certain contractual agreements from selling certain assets, except in certain limited circumstances. Lex GP-1 may not consent to a sale of all or substantially all of the assets of the Operating Partnership and a merger of the Operating Partnership with another entity requires the consent of holders of a majority of the outstanding Units held by the Special Limited Partners.

REMOVAL OF THE GENERAL PARTNER; TRANSFER; TRANSFER OF THE GENERAL PARTNER'S INTEREST

      The Partnership Agreement provides that the limited partners may not remove Lex GP-1 as general partner of the Operating Partnership. Lex GP-1 may not transfer any of its interests as the general partner of the Operating Partnership and the Company may not transfer any of its indirect interests as a limited partner in the Operating Partnership except to each other or Lex LP-1 except in connection with a merger or sale of all or substantially all of its assets. We also may not sell all or substantially all of our assets, or enter into a merger, unless the sale or merger includes the sale of all or substantially all of the assets of, or the merger of, the Operating Partnership with partners of the Operating Partnership receiving substantially the same consideration as holders of Common Shares.

RESTRICTIONS ON TRANSFER OF UNITS BY LIMITED PARTNERS

      Unit holders now may transfer, subject to certain limitations, the economic rights associated with their Units without the consent of the general partner, thereby eliminating the ability of the general partner to block, except in very limited circumstances, such assignments. However, a transferee will not be admitted to the Operating Partnership as a substituted limited partner without the consent of the general partner. In addition, Unit holders may dispose of their Units by exercising their rights to have their Units redeemed for Common Shares. See "Redemption of Units."

REDEMPTION OF UNITS

      Subject to certain limitations and on certain specified dates, Unit holders may require that the Operating Partnership redeem their Units, by providing the Operating Partnership with a notice of redemption. This prospectus relates to Common Shares that may be issued to holders of Units eligible for redemption commencing on December 1, 1999 and quarterly thereafter. The redeeming Unit holder will receive Common Shares in accordance with the terms set forth in the Partnership Agreement.

ISSUANCE OF ADDITIONAL LIMITED PARTNERSHIP INTERESTS

      Lex GP-1 is authorized, in its sole and absolute discretion and without the consent of the limited partners, to cause the Operating Partnership to issue additional Units to itself, to the limited partners or to other persons for such consideration and on such terms and conditions as Lex GP-1 deems appropriate. In addition, Lex GP- 1 may cause the Operating Partnership to issue additional partnership interests in different series or classes, which may be senior to the Units. Subject to certain exceptions, no additional Units may be issued to the Company, Lex GP-1 or Lex LP-1.

MEETINGS; VOTING

      The Partnership Agreement provides that limited partners shall not take part in the operation, management or control of the Operating Partnership's business. The Partnership Agreement does not provide for annual meetings of the limited partners, and the Operating Partnership does not anticipate calling such meetings.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

      The Partnership Agreement may be amended with the consent of Lex GP-1, Lex LP-1 and the Special Limited Partners representing a majority of Units held by such Special Limited Partners. Notwithstanding the foregoing, Lex GP-1 has the power, without the consent of the limited partners, to amend the Partnership Agreement in certain limited circumstances.

DISSOLUTION, WINDING UP AND TERMINATION

      The Operating Partnership will continue until December 31, 2093, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (1) the withdrawal of Lex GP-1 as general partner without the permitted transfer of the Company's interest to a successor general partner (except in certain limited circumstances); (2) the sale of all or substantially all of the Operating Partnership's assets and properties; (3) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Act or the entry of a final order for relief in a bankruptcy proceeding of the general partner; or (4) the entry of a final judgment ruling that the general partner is bankrupt or insolvent. Upon dissolution, Lex GP-1, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

                               REGISTRATION RIGHTS

      We have filed the registration statement of which this prospectus is a part pursuant to our obligations in conjunction with certain agreements entered into in connection with the acquisition of certain properties. Under these agreements, executed in conjunction with the parties listed therein, we are obligated to use our reasonable efforts to keep the registration statement continuously effective for a period expiring on the date on which all of the Units covered by these agreements have been redeemed pursuant to the registration statement. Any shares that have been sold pursuant to such agreements, or have been otherwise transferred and new certificates for them have been issued without legal restriction on further transfer of such shares, will no longer be entitled to the benefits of those agreements.

      We have no obligation under these agreements to retain any underwriter to effect the sale of the shares covered thereby and the registration statement shall not be available for use for an underwritten public offering of such shares.

      Pursuant to these agreements, we agreed to pay all expenses of effecting the registration of the Redemption Shares (other than underwriting discounts and commissions, fees and disbursements of counsel, and transfer taxes, if any) pursuant to the registration statement.

                               REDEMPTION OF UNITS

GENERAL

      Each Unit holder may, subject to certain limitations, require that the Operating Partnership redeem his or her Units, by delivering a notice to the Operating Partnership. We have provided a guaranty of the Operating Partnership's obligations. Upon redemption, such Unit holder will receive one Common Share (subject to certain anti-dilution adjustments) in exchange for each Unit held by such holder.

      The Operating Partnership and the Company will satisfy any redemption right exercised by a Unit holder through our issuance of the Redemption Shares pursuant to this prospectus or otherwise, whereupon we will acquire the Units being redeemed and will become the owner of the Units. Such an acquisition of Units by us will be treated as a sale of the Units by the redeeming Unit holders to us for federal income tax purposes. See "--Tax Treatment of Redemption of Units" below. Upon redemption, such Unit holder's right to receive distributions from the Operating Partnership with respect to the Units redeemed will cease. The Unit holder will have rights to dividend distributions as a shareholder of the Company from the time of its acquisition of the Redemption Shares.

      A Unit holder must notify Lex GP-1 and us of his or her desire to require the Operating Partnership to redeem Units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from us. A Unit holder must request the redemption of all Units held by such holder. No redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of the Declaration of Trust designed to protect our qualification as a REIT.

TAX TREATMENT OF REDEMPTION OF UNITS

      The following discussion summarizes certain federal income tax considerations that may be relevant to a limited partner who exercises his right to redeem a Unit.

      The Partnership Agreement provides that the redemption of Units will be treated by us, the Operating Partnership and the redeeming Unit holder as a sale of the Units by such Unit holder to us at the time of the redemption. Such sale will be fully taxable to the redeeming Unit holder.

       The determination of gain or loss from the sale or other disposition will be based on the difference between the Unit holder's amount realized for tax purposes and his tax basis in such Unit (the "Preliminary Gain"). The amount realized will be measured by the fair market value of property received (e.g., Redemption Shares) plus the portion of the Operating Partnership's liabilities allocable to the Unit sold. In general, a Unit holder's tax basis is based on the cost of the Unit, adjusted for the holder's allocable share of Operating Partnership's income, loss and distributions, and can be determined by reference to the Operating Partnership's Schedule K-1's. To the extent that the amount realized exceeds the Unit holder's basis for the Unit disposed of, such Unit holder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the fair market value of the Redemption Shares received upon such disposition. EACH UNIT HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR FOR THE SPECIFIC TAX CONSEQUENCES RESULTING FROM A REDEMPTION OF ITS UNITS.

      Generally, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a Unit holder's share of "unrealized receivables" of the Operating Partnerships (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

      For individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange of a long-term capital asset (i.e., a capital asset held for more than 12 months) is 20%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions for "unrecaptured Section 1250 gain" (that is, depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules).

      The Taxpayer Relief Act of 1997 (the "1997 Act") provides the IRS with the authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of "pass-through" entities such as the Operating Partnership. The IRS has recently issued proposed regulations (the

"Proposed Regulations") that would result in the imposition of a 25% tax on individuals, trusts and estates upon the sale or disposition of Units under certain circumstances. In general, such Unit holders would be subject to a 25% tax to the extent of their allocable share of unrecaptured Section 1250 gain immediately prior to their sale or disposition of the Units (the "25% Amount"). Provided that the Units are held as a long-term capital asset, such Unit holders would be subject to a maximum rate of tax of 20% of the difference, if any, between the Preliminary Gain and the 25% Amount. Although proposed regulations do not have any legal effect until adopted, they indicate the position of the Internal Revenue Service. No assurances can be given that the Proposed Regulations would not be applied retroactively if adopted.

      There is a risk that a redemption by the Operating Partnership of Units issued in exchange for a contribution of property to the Operating Partnership may cause the original transfer of property to the Operating Partnership in exchange for Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. EACH UNIT HOLDER IS ADVISED TO CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE WHETHER A REDEMPTION OF UNITS COULD BE SUBJECT TO THE DISGUISED SALE REGULATIONS.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES

      The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of Units and Common Shares, respectively. These comparisons are intended to assist Unit holders of the Operating Partnership in understanding how their investment will be changed if their Units are redeemed for Common Shares. This discussion is summary in nature and does not constitute a complete discussion of these matters, and Unit holders should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional important information about the Company.

   THE OPERATING PARTNERSHIP                           THE COMPANY

                      FORM OF ORGANIZATION AND ASSETS OWNED
                      -------------------------------------

The Operating Partnership is               We are a Maryland statutory real
organized as Delaware limited              estate investment trust. We believe
partnership. The Operating                 that we have operated so as to
Partnership owns interests (directly       qualify as a REIT under the Code,
through subsidiaries) in Properties.       commencing with our taxable year
                                           ended December 31, 1993, and intend
                                           to continue to so operate. Our
                                           interest in the Operating Partnership
                                           gives us an indirect investment in
                                           the properties owned by the Operating
                                           Partnership. In addition, we own
                                           (either directly or through interests
                                           in subsidiaries other
                                           than the Operating Partnership)
                                           interests in other Properties.

                              LENGTH OF INVESTMENT
                              --------------------

The Operating Partnership has a            We have a perpetual term and intend
stated termination date of December        to continue our operations for an
31, 2093.                                  indefinite time period.

                        PURPOSE AND PERMITTED INVESTMENTS
                        ---------------------------------

The Operating Partnership's purpose        Under our Declaration of Trust, we
is to conduct any business that may        may engage in any lawful activity
be lawfully conducted by a limited         permitted by the General Corporation
partnership organized pursuant to the      Law of the State of Maryland. We are
Act, provided that such business is        permitted by the Partnership
to be conducted in a manner that           Agreement to engage in activities not
permits the Company to be qualified        related to the business of the
as a REIT unless the Company ceases        Operating Partnership, including
to qualify as REIT. The Operating          activities in direct or indirect
Partnership may not take, or refrain       competition with the Operating
from taking, any action which, in the      Partnership, and may own assets other
judgment of the general partner            than its interest in the Operating
(which is wholly-owned by the              Partnership and such other assets
Company) (i) could adversely affect        necessary to carry out its
the ability of the Company to              responsibilities under the
continue to qualify as a REIT, (ii)        Partnership Agreement and its
could subject the general partner to       Declaration of Trust. In addition, we
any additional taxes under Section         have no obligation to present
857 or Section 4981 of the Code, or        opportunities to the Operating
any other Section of the Code, or          Partnership and the Unit holders have
(iii) could violate any law or             no rights by virtue of the
regulation of any governmental body        Partnership Agreement in any of our
(unless such action, or inaction, is       outside business ventures.
specifically consented to by the
general partner).

                               ADDITIONAL EQUITY
                               -----------------

The Operating Partnership is authorized    The Board of Trustees may issue, in
to issue Units and other partnership       its discretion, additional equity
interests (including partnership           securities consisting of Common
interests of different series or           Shares or Preferred Shares; provided,
classes that may be senior to Units)       that the total number of shares
as determined by the general partner,      issued does not exceed the authorized
in its sole discretion.                    number of shares of capital stock set
                                           forth in the Company's Declaration of
                                           Trust. The proceeds of equity capital
                                           raised by the Company are not
                                           required to be contributed to the
                                           Operating Partnership.

                               BORROWING POLICIES
                               ------------------

The Operating Partnership has no           We are not restricted under our
restrictions on borrowings, and the        governing instrument from incurring
general partner has full power and         borrowings. We are not required to
authority to borrow money on behalf        incur our indebtedness through the
of the Operating Partnership.              Operating Partnership.

                          OTHER INVESTMENT RESTRICTIONS
                          -----------------------------

Other than restrictions precluding         Neither the Company's Declaration of
investments by the Operating               Trust nor its By-laws impose any
Partnership that would adversely           restrictions upon the types of
affect the qualification of the            investments made by us.
Company as a REIT, there are no
restrictions upon the Operating
Partnership's authority to enter into
certain transactions, including among
others, making investments, lending
Operating Partnership funds, or
reinvesting the Operating
Partnership's cash flow and net sale
or refinancing proceeds.

                               MANAGEMENT CONTROL
                               ------------------

All management powers over the             The Board of Trustees has exclusive
business and affairs of the Operating      control over our business and affairs
Partnership are vested in the general      subject only to the restrictions in
partner of the Operating Partnership,      the Declaration of Trust and the
and no limited partner of the              Bylaws. The Board of Trustees
Operating Partnership has any right        consists of seven trustees, which
to participate in or exercise control      number may be increased or decreased
or management power over the business      by vote of at least a majority of the
and affairs of the Operating               entire Board of Trustees pursuant to
Partnership except (1) the general         the By-laws of the Trust, but may
partner of the Operating Partnership       never be fewer than the minimum
may not dispose of all or                  permitted by the General Corporation
substantially all of the Operating         Law of the State of Maryland. At each
Partnership's assets without the           annual meeting of the shareholders,
consent of the holders of two-thirds       the successors of the class of
of the outstanding Units, and (2)          trustees whose terms expire at that
there are certain limitations on the       meeting will be elected. The policies
ability of the general partner of the      adopted by the Board of Trustees may
Operating Partnership to cause or          be altered or eliminated without a
permit the Operating Partnership to        vote of the shareholders.
dissolve. See "--Vote Required to          Accordingly, except for their vote in
Dissolve the Operating Partnership or      the elections of trustees,
the Company" below. The general            shareholders have no control over our
partner may not be removed by the          ordinary business policies.
limited partners of the Operating
Partnership with or without cause.

                                FIDUCIARY DUTIES
                                ----------------

Under Delaware law, the general            Under Maryland law, the trustees must
partner of the Operating Partnership       perform their duties in good faith,
is accountable to the Operating            in a manner that they reasonably
Partnership as a fiduciary and,            believe to be in the best interests
consequently, is required to exercise      of the Company and with the care of
good faith and integrity in all of         an ordinarily prudent person in a
its dealings with respect to               like position. Trustees of the
partnership affairs. However, under        Company who act in such a manner
the Partnership Agreement, the             generally will not be liable to the
general partner is under no                Company for monetary damages arising
obligation to take into account the        from their activities.
tax consequences to any partner of
any action taken by it, and the
general partner is not liable for
monetary damages for losses sustained
or liabilities incurred by partners
as a result of errors of judgment or
of any act or omission, provided that
the general partner has acted in good
faith.

                    MANAGEMENT LIABILITY AND INDEMNIFICATION
                    ----------------------------------------

As a matter of Delaware law, the           The Company's Declaration of Trust
general partner has liability for the      provides that the liability of the
payment of the obligations and debts       Company's trustees and officers to
of the Operating Partnership unless        the Company and its shareholders for
limitations upon such liability are        money damages is limited to the
stated in the document or instrument       fullest extent permitted under
evidencing the obligation. Under the       Maryland law. The Declaration of
Partnership Agreement, the Operating       Trust and state law provide
Partnership has agreed to indemnify        indemnification to trustees and
the general partner and any director       officers to the same extent that such
or officer of the general partner          trustees and officers, whether
from and against all losses, claims,       serving the Company, or, at its
damages, liabilities (joint or             request, any other entity, to the
several) expenses (including legal         full extent permitted under Maryland
fees and expenses), judgments, fines,      law.
settlements and other amounts
incurred in connection with any
actions relating to the operations of
the Operating Partnership in which
the general partner or such director
or officer is involved, unless: (1)
the act was in bad faith and was
material to the action; (2) such
party received an improper personal
benefit; or (3) in the case of any
criminal proceeding, such party had
reasonable cause to believe the act
was unlawful. The reasonable expenses
incurred by an indemnitee may be
reimbursed by the Operating
Partnership in advance of the final
disposition of the proceeding upon
receipt by the Operating Partnership
of an affirmation by such indemnitee
of his, her or its good faith belief
that the standard of conduct
necessary for indemnification has
been met and an undertaking by such
indemnitee to repay the amount if it
is determined that such standard was
not met.

                            ANTI-TAKEOVER PROVISIONS
                            ------------------------

Except in limited circumstances (see       The Declaration of Trust and By-laws
"Voting Rights" below), the general        of the Company contain a number of
partner of the Operating Partnership       provisions that may have the effect
has exclusive management power over        of delaying or discouraging an
the business and affairs of the            unsolicited proposal for the
Operating Partnership. The general         acquisition of the Company or the
partner may not be removed by the          removal of incumbent management.
limited partners with or without           These provisions include, among
cause. Under the Partnership               others: (1) authorized capital shares
Agreement, a limited partner may           that may be issued as Preferred
transfer his or her interest as a          Shares in the discretion of the Board
limited partner (subject to certain        of Trustees, with superior voting
limited exceptions set forth in the        rights to the Common Shares; (2) a
Partnership Agreement), without            requirement that trustees may be
obtaining the approval of the general      removed only for cause and only by a
partner except that the general            vote of holders of at least 80% of
partner may, in its sole discretion,       the outstanding Common Shares; and
prevent the admission to the               (3) provisions designed to avoid
Operating Partnership of substituted       concentration of share ownership in a
limited partners.                          manner that would jeopardize our
                                           status as a REIT under the Code.

                                  VOTING RIGHTS
                                  -------------

All decisions relating to the              The Company is managed and controlled
operation and management of the            by a Board of Trustees presently
Operating Partnership are made by the      consisting of seven members. Each
general partner. See "Description of       trustee is to be elected by the
Units." As of the date of this             shareholders at annual meetings of
prospectus, the Company held, through      the Company. Maryland law requires
various subsidiaries, approximately        that certain major corporate
76% of the outstanding limited             transactions, including most
partner units in LCIF. As Units are        amendments to the Declaration of
redeemed by partners, the Company's        Trust, may not be consummated without
percentage ownership of the Operating      the approval of shareholders as set
Partnership will increase.                 forth below. All Common Shares have
                                           one vote, and the Declaration of
                                           Trust permits the Board of Trustees
                                           to classify and issue Preferred
                                           Shares in one or more series having
                                           voting power which may differ from
                                           that of the Common Shares. See
                                           "Description of Capital Shares."

           The following is a comparison of the voting rights of the limited partners of the Operating Partnership and the shareholders of the Company as they relate to certain major transactions:

A.    AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE DECLARATION OF TRUST.

The Partnership Agreement may be           Amendments to the Company's
amended with the consent of Lex GP-1,      Declaration of Trust must be approved
Lex LP-1 and the Special Limited           by the Board of Trustees and
Partners representing a majority of        generally by at least two-thirds of
Units held by such Special Limited         the votes entitled to be cast at a
Partners. Certain amendments that          meeting of shareholders.
affect the fundamental rights of a
limited partner must be approved by
each affected limited partner. In
addition, the general partner may,
without the consent of the limited
partners, amend the Partnership
Agreement as to certain ministerial
matters.

B.    VOTE REQUIRED TO DISSOLVE THE OPERATING PARTNERSHIP OR THE COMPANY.

The Operating Partnership may be           Under Maryland law, the Board of
dissolved upon the occurrence of           Trustees must obtain approval of
certain events, none of which require      holders of at least two-thirds of the
the consent of the limited partners.       outstanding Common Shares in order to
                                           dissolve the Company.

C.    VOTE REQUIRED TO SELL ASSETS OR MERGE.

Under the Partnership Agreement, the       Under Maryland law, the sale of all
sale, exchange, transfer or other          or substantially all of the assets of
disposition of all or substantially        the Company or merger or
all of the Operating Partnership's         consolidation of the Company requires
assets or a merger or consolidation        the approval of the Board of Trustees
of the Operating Partnership require       and holders of two-thirds of the
the consent of holders of a majority       outstanding Common Shares. No
of the outstanding Units held by the       approval of the shareholders is
Special Limited Partners. The general      required for the sale of less than
partner of the Operating Partnership       all or substantially all of the
has the exclusive authority the sell       Company's assets.
individual assets of the Operating
Partnership.

                      COMPENSATION, FEES AND DISTRIBUTIONS
                      ------------------------------------

The general partner does not receive       The non-employee trustees, with the
any compensation for its services as       exception of John D. McGurk, and
general partner of the Operating           officers of the Company receive
Partnership. As a partner in the           compensation for their services.
Operating Partnership, however, the
general partner has the same right to
allocations and distributions as
other partners of the Operating
Partnership. In addition, the
Operating Partnership will reimburse
the general partner (and the Company)
for all expenses incurred relating to
the ongoing operation of the
Operating Partnership and any other
offering of additional partnership
interests in the Operating
Partnership.

                             LIABILITY OF INVESTORS
                             ----------------------

Under the Partnership Agreement and        Under Maryland law, shareholders are
applicable state law, the liability        not personally liable for the debts
of the limited partners for the            or obligations of the Company.
Operating Partnership's debts and
obligations is generally limited to
the amount of their investment in the
Operating Partnership.





                              NATURE OF INVESTMENT
                              --------------------

The Units constitute equity interests      Common Shares constitute equity
entitling each limited partner to his      interests in the Company. The Company
pro rata share of cash distributions       is entitled to receive its pro rata
made to the limited partners of the        share of distributions made by the
Operating Partnership. The Operating       Operating Partnership with respect to
Partnership generally intends to           the Units, and the distributions made
retain and reinvest proceeds of the        by the other direct subsidiaries of
sale of property or excess                 the Company. Each shareholder will be
refinancing proceeds in its business.      entitled to his pro rata share of any
                                           dividends or
                                           distributions paid with respect to
                                           the Common Shares. The dividends
                                           payable to the shareholders are not
                                           fixed in amount and are only paid if,
                                           when and as declared by the Board of
                                           Trustees. In order to continue to
                                           qualify as a REIT, we generally must
                                           distribute at least 95% of our net
                                           taxable income (excluding capital
                                           gains), and any taxable income
                                           (including capital gains) not
                                           distributed will be subject to
                                           corporate income tax.

                          POTENTIAL DILUTION OF RIGHTS
                          ----------------------------

The general partner of the Operating       The Board of Trustees may issue, in
Partnership is authorized, in its          its discretion, additional shares,
sole discretion and without limited        and has the authority to issue from
partner approval, to cause the             authorized capital a variety of other
Operating Partnership to issue             equity securities of the Company with
additional limited partnership             such powers, preferences and rights
interests and other equity securities      as the Board of Trustees may
for any partnership purpose at any         designate at the time. The issuance
time to the limited partners or to         of additional shares of either Common
other persons (including the general       Shares or other similar equity
partner on terms established by the        securities may result in the dilution
general partner).                          of the interests of the shareholders.

                                    LIQUIDITY
                                    ---------

Limited partners may generally             The Redemption Shares will be freely
transfer their Units without the           transferable as registered securities
general partner's consent, except          under the Securities Act. The Common
that the general partner may, in its       Shares are listed on the NYSE. The
sole discretion, prevent the               breadth and strength of this
admission to the Operating                 secondary market will depend, among
Partnership of substituted limited         other things, upon the number of
partners. Each limited partner has         shares outstanding, the Company's
the right to tender his or her Units       financial results and prospects, the
for redemption by the Operating            general interest in the Company's and
Partnership. See "General" above.          other real estate investments, and
                                           the Company's dividend yield compared
                                           to that of other debt and equity
                                           securities.

                             FEDERAL INCOME TAXATION
                             -----------------------

The Operating Partnership is not           We have elected to be taxed as a
subject to federal income taxes.           REIT. So long as we qualify as a
Instead, each holder of Units              REIT, we will be permitted to deduct
includes its allocable share of the        distributions paid to our
Operating Partnership's taxable            shareholders, which effectively will
income or loss in determining its          reduce the "double taxation" that
individual federal income tax              typically results when a corporation
liability. The maximum federal income      earns income and distributes that
tax rate for individuals under             income to its shareholders in the
current law is 39.6%.                      form of dividends. A qualified REIT,
                                           however, is subject to federal income
                                           tax on income that is not distributed
                                           and also may be subject to federal
                                           income and excise taxes in certain
                                           circumstances. The maximum federal
                                           income tax rate for corporations
                                           under current law is 35%.

A Unit holder's share of income and        Dividends paid by us will be treated
loss generated by the Operating            as "portfolio" income and cannot be
Partnership generally is subject to        offset with losses from "passive
the "passive activity" limitations.        activities." The maximum federal
Under the                                  income

"passive activity" rules, income and       tax rate for individuals under
loss from the Operating Partnership        current law is 39.6%. Distributions
that is considered "passive income"        made by us to our taxable domestic
generally can be offset against            shareholders out of current or
income and loss from other                 accumulated earnings and profits will
investments that constitute "passive       be taken into account by them as
activities." Cash distributions from       ordinary income. Distributions that
the Operating Partnership is not           are designated as capital gain
taxable to a holder of a Unit except       dividends generally will be taxed as
to the extent such distributions           long-term capital gain, subject to
exceed such holder's basis in its          certain limitations. Distributions in
interest in the Operating Partnership      excess of current or accumulated
(which will include such holder's          earnings and profits will be treated
allocable share of the Operating           as a non-taxable return of basis to
Partnership's taxable income and           the extent of a shareholder's
nonrecourse debt).                         adjusted basis in its Common Shares,
                                           with the excess taxed as capital
                                           gain.

Each year, holders of Units will           Each year, shareholders will receive
receive a Schedule K-1 containing          an Internal Revenue Service Form 1099
detailed tax information for               used by corporations to report
inclusion in preparing their federal       dividends paid to their shareholders.
income tax returns.

Holders of Units are required, in          Shareholders who are individuals
some cases, to file state income tax       generally will not be required to
returns and/or pay state income taxes      file state income tax returns and/or
in the states in which the Operating       pay state income taxes outside of
Partnership owns property, even if         their state of residence with respect
they are not residents of those            to our operations and distributions.
states.                                    We may be required to pay state
                                           income taxes in certain states.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the Redemption
Shares.


                            DISTRIBUTIONS OF OP UNITS

      Our operating partnership's structure enables us to acquire property by issuing to a seller, as a form of consideration, OP Units. All OP Units issued as of this date are redeemable at certain times into Common Shares on a one-for-one basis and certain of such OP Units require us to pay distributions to the holders thereof (although certain OP Units currently outstanding do not require current distributions). As a result, our cash available for distribution to holders of Common Shares and Convertible Preferred Shares is reduced by the amount of the distributions required by the terms of such OP Units, and the number of Common Shares that will be outstanding in the future is expected to increase, from time to time, as such OP Units and Convertible Preferred Shares are redeemed for or converted into Common Shares. The general partner of the Operating Partnership has the right to redeem the OP Units held by all, but not less than all, of the OP Unit holders under certain circumstances, including but not limited to a merger, sale of assets or other transaction by the Company or such partnerships which would result in a change of beneficial ownership in the Company or such partnerships by 50% or more.

      As of the date of this prospectus, we have issued a total of 5,767,891 OP Units of which, in addition to these 214,802 Units, 5,385,441 are also currently redeemable for Common Shares. The average annualized distribution per OP Unit is $1.09. Of the total OP Units, 1,499,867 OP Units are owned by our affiliates including two members of our Board of Trustees.

                                   THE COMPANY

      We are a self-managed and self-administered REIT that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. As of the date of this prospectus, we own 65 properties or interests therein (the "Properties," and each a "Property"). Substantially all of our leases are "net leases," under which the tenant is responsible for all costs of real estate taxes, insurance, ordinary maintenance and structural repairs. The Properties are located in 29 states, have approximately 11.4 million net rentable square feet and, under the terms of their applicable leases, currently generate approximately $80.3 million in annual rent. Our portfolio is currently 100% leased. Our tenants, many of which are nationally recognized, include Bank One, Arizona, N.A., General Motors, Fleet Mortgage Group, Inc., Circuit City Stores, Inc., The Hartford Fire Insurance Company, Honeywell, Inc., Kmart Corporation, Lockheed Martin Corporation, Northwest Pipeline Corporation, Ryder Integrated Logistics and Wal-Mart Stores, Inc. We believe that owning, acquiring and managing net leased properties results in lower operating expenses for us than we otherwise would incur through investments in properties which were not net leased.

      Our senior executive officers average over 20 years of experience in the real estate investment and net lease business. We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that such diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type. Since January 1, 1999, we have also enhanced the value of its portfolio by acquiring/investing in $80.5 million of properties, aggregating approximately 0.8 million net rentable square feet and accounting for approximately $8.9 million in annual rent. As part of our ongoing efforts, we expect to continue to effect portfolio and individual property acquisitions and dispositions, expand existing Properties, attract investment grade quality tenants, extend lease maturities in advance of expiration and refinance outstanding indebtedness when advisable.

THE NET LEASE REAL ESTATE BUSINESS

      Under a typical net lease, the tenant is responsible for all costs of real estate taxes, insurance and ordinary maintenance. Investments in net leased properties can offer more predictable returns than investments in properties which are not net leased, as rising costs of operating net leased properties are typically absorbed by tenants. Investors in net leased properties have, historically, included limited partnerships, REITs, pension funds and finance subsidiaries of large corporations.

      Net leased properties are often acquired in sale/leaseback transactions. In a typical sale/leaseback transaction, the purchaser/landlord (such as the Company) acquires a property from an operating company and simultaneously leases the property back to the operating company under a long-term lease. A sale/leaseback transaction is structured to provide the purchaser/landlord with a consistent stream of income which typically increases periodically pursuant to the lease. Sale/leaseback transactions are advantageous to the seller/tenant as they (i) enable the seller/tenant to realize the value of its owned real estate while continuing occupancy on a long-term basis; (ii) may provide the seller/tenant with off-balance sheet financing; (iii) may provide the seller/tenant with increased earnings by replacing generally higher depreciation and mortgage interest costs with rental costs; and (iv) may reduce the seller's/tenant's debt-to-equity ratio.

INTERNAL GROWTH; EFFECTIVELY MANAGING ASSETS

      Leasing Strategies. We seek to extend our leases in advance of their expiration in order to maintain a balanced lease rollover schedule.

      Revenue Enhancing Property Expansions. We undertake expansions of our Properties based on tenant requirements. We believe that selective property expansions can provide us with attractive rates of return and actively seeks such opportunities.

      Opportunistic Property Sales. We may determine to sell a Property, either to the Property's existing tenant or to a third party, if we deem such disposition to be in our best interest. During 1999, the Company sold five Properties for $30.2 million resulting in a gain of $3.1 million. The restrictions applicable to REITs may limit our ability to dispose of a property. See "Federal Income Tax Considerations of Holding Shares in a REIT--Taxation of the Company--Income Tests."

      Tenant Relations. We maintain close contact with our tenants in order to understand their future real estate needs. We monitor the financial, property maintenance and other lease obligations of our tenants through a variety of means, including periodic reviews of financial statements and physical inspections of the Properties. We perform annual inspections of those Properties where we have an ongoing obligation with respect to the maintenance of the Property and for all Properties during each of the last three years immediately prior to lease expiration. Biannual physical inspections are undertaken for all other Properties.

ACQUISITION STRATEGIES

      We seek to enhance our net lease property portfolio through acquisitions of general purpose, efficient, well- located properties in growing markets. We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that such diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type. Prior to effecting any acquisitions, we analyze the (i) property's design, construction quality, efficiency, functionality and location with respect to the immediate submarket, city and region; (ii) lease integrity with respect to term, rental rate increases, corporate guarantees and property maintenance provisions; (iii) present and anticipated conditions in the local real estate market; and (iv) prospects for selling or re-leasing the property on favorable terms in the event of a vacancy. We also evaluate each potential tenant's financial strength, growth prospects, competitive position within its respective industry and a property's strategic location and function within a tenant's operations or distribution systems. We believe that our comprehensive underwriting process is critical to the assessment of long-term profitability of any investment by us.

      Joint Venture Program. We recently formed a joint venture with the New York State Common Retirement Fund (NYSCRF) to invest in single tenant high quality office and industrial properties. The Company and NYSCRF will contribute up to $50 million and $100 million, respectively, to the joint venture which will leverage such equity by as much as $278 million. The Company's affiliate will earn acquisition fees of 0.75% of the purchase price of each acquired property and annual management fees of 2% of cash rent. During 1999, the joint venture made its first investment by acquiring an interest in, through an $11 million participating note, a property net leased to Vastar Resources, Inc. The purchase price of the property was $34.8 million and the Company's affiliate earned a $261,000 acquisition fee.

      Operating Partnership's Structure. The operating partnership's structure enables us to acquire property by issuing to a seller, as a form of consideration, OP Units. We believe that this structure facilitates our ability to raise capital and to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a contributor of property while preserving our available cash for other purposes, including the payment of distributions. We have used OP Units as a form of consideration in connection with the acquisition of 22 of our Properties.

      Acquisitions of Portfolio and Individual Net Lease Properties. We seek to acquire portfolio and individual properties that are leased to creditworthy tenants under long-term net leases. We believe there is significantly less competition for the acquisition of property portfolios containing a number of net leased properties located in more than one geographic region than there is for single properties. We also believe that our geographical diversification, acquisition experience and access to capital will allow us to compete effectively for the acquisition of such net leased properties.

      Sale/Leaseback Transactions. We seek to acquire portfolio and individual net lease properties in sale/leaseback transactions. We selectively pursue sale/leaseback transactions with creditworthy sellers/tenants with respect to properties that are integral to the sellers'/tenants' ongoing operations. See "--The Net Lease Real Estate Business."

      Build-to-suit Properties. We may also acquire, after construction has been completed, build-to-suit properties that are entirely pre-leased to their intended corporate users before construction. As a result, we do not assume the risk associated with the construction phase of a project.

      Acquisitions from Affiliated Net Lease Partnerships. We believe that net lease partnerships affiliated with us provide us with an opportunity to acquire properties with which we are already familiar. We have acquired 14 Properties or interests therein from our affiliated limited partnerships.

REIT QUALIFICATION REQUIREMENTS

      We elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for our taxable year ended December 31, 1993 and such election has not been revoked or terminated. We believe that we have been organized and have operated in a manner so as to qualify as a REIT for each of our taxable years ending prior to the date hereof and our current and proposed method of operation should enable us to continue to meet the requirements for qualification and taxation as a REIT.

REORGANIZATION OF THE COMPANY AS A MARYLAND REAL ESTATE INVESTMENT TRUST

      In December 1997, we reorganized as a Maryland business trust, in an effort to reduce franchise taxes for us in certain jurisdictions in which we own properties. The reorganization was effected by merging our predecessor, a Maryland corporation, with and into us. In the merger, each outstanding share of Common Stock and convertible preferred stock of our predecessor was converted into one Common Share or Preferred Share, as the case may be, of the Company. Each Common or Preferred Share entitles the holder thereof to the same voting rights to which such shareholder was entitled prior to the merger.

                                   MANAGEMENT

            Our trustees and senior executive officers are as follows:


NAME                                      AGE                                OFFICE
----                                      ---                                ------
E. Robert Roskind                         54        Chairman of the Board of Trustees and Co-Chief Executive
                                                    Officer(1)
Richard J. Rouse                          53        Vice Chairman of the Board of Trustees and Co-Chief
                                                    Executive Officer
T. Wilson Eglin                           35        President, Chief Operating Officer and Trustee
Patrick Carroll                           35        Chief Financial Officer and Treasurer
Stephen C. Hagen                          57        Senior Vice President
Paul R. Wood                              39        Vice President, Chief Accounting Officer and Secretary
Janet M. Kaz                              35        Vice President
Philip L. Kianka                          42        Vice President
Natasha Roberts                           32        Vice President
Carl D. Glickman                          72        Trustee(1)(2)
Kevin W. Lynch                            46        Trustee(2)(3)
John D. McGurk                            55        Trustee(1)(3)
Seth M. Zachary                           46        Trustee(3)

----------------
(1)   Member, Executive Committee of the Board of Trustees.
(2)   Member, Audit Committee of the Board of Trustees.
(3)   Member, Compensation Committee of the Board of Trustees.

           E. ROBERT ROSKIND has served as the Chairman of the Board of Trustees and Co-Chief Executive Officer of the Company since October 1993. He founded The LCP Group, L.P. ("LCP") in 1973 and has been its Chairman since 1976. Prior to founding LCP, Mr. Roskind headed the real estate net lease financing area of Lehman Brothers Inc. He is also a general partner for a variety of entities which serve as the general partner of various partnerships that hold net leased real properties and other real estate or interests therein. Mr. Roskind is a director of Berkshire Realty Company, Inc., Krupp Government Income Trust I and Krupp Government Income Trust II.

           RICHARD J. ROUSE became the Vice Chairman of the Board of Trustees in April 1996, has served as the Co-Chief Executive Officer and a trustee of the Company since October 1993, and was the President of the Company from October 1993 until April 1996. Mr. Rouse was also a managing director of LCP. He had been associated with LCP since 1979 and had been engaged there in all aspects of net lease finance, acquisition and syndication and corporate financing transactions.

           T. WILSON EGLIN became the President of the Company in April 1996, has served as Chief Operating Officer of the Company since October 1993, has been a trustee of the Company since May 1994, and was the Executive Vice President of the Company from October 1993 until April 1996. Prior to his association with the Company, Mr. Eglin had been associated with LCP since 1987 and had been its Vice President-Acquisitions from 1990 to 1993. In connection with his responsibilities with LCP, Mr. Eglin was an officer of affiliated companies that owned and managed over 400 net leased real properties and was involved in all aspects of real estate acquisition and finance, principally in net leased transactions.

           PATRICK CARROLL became the Chief Financial Officer of the Company in May 1998 and Treasurer in January 1999. From 1993 to May 1998, Mr. Carroll was a Senior Manager in the real estate practice of Coopers & Lybrand L.L.P., servicing both publicly and privately-held real estate entities.

           STEPHEN C. HAGEN has served as Senior Vice President of the Company since October 1996. From 1992 to 1994, Mr. Hagen was a principal of Pharus Realty Investments, a money manager in real estate stocks, and served as Chief Operating Officer of HRE Properties, a NYSE-listed REIT, from 1989 to 1992.

           PAUL R. WOOD has served as Vice President, Chief Accounting Officer and Secretary of the Company since October 1993. He had been associated with LCP from 1988 to 1993 and from 1990 to 1993 had been responsible for all accounting activities relating to the net leased properties managed by LCP and its affiliates. Prior to joining LCP, Mr. Wood was, from 1987 to 1988, associated with E.F. Hutton & Company Inc. as a senior accountant.

           JANET M. KAZ has served as Vice President of the Company since May 1995, and prior thereto served as Asset Manager of the Company since October 1993. Prior to her association with the Company, Ms. Kaz had been a member of LCP's property acquisition team from 1986 to 1990 and a member of LCP's asset management team from 1991 to 1993. Ms. Kaz was involved in all aspects of real estate acquisition, finance and management, principally in net leased transactions.

           PHILIP L. KIANKA joined the Company in 1997 as Vice President of Asset Management. Prior to joining us, from 1985 through 1997, Mr. Kianka served as a Vice President and Senior Asset Manager at Merrill Lynch Hubbard, Inc., a real estate division of Merrill Lynch & Co., Inc. Mr. Kianka was involved with real estate acquisitions, development and asset management for a national portfolio of diversified properties.

           NATASHA ROBERTS joined the Company in 1997 as Vice President - Acquisition. Prior to joining us Ms. Roberts worked for Net Lease Partners Realty Advisors (an affiliate of Mr. Roskind) from January 1995 to January 1997 and as licensed real estate broker from February 1992 to January 1995.

           CARL D. GLICKMAN has served as a trustee and a Chairman of the Executive Committee of the Board of Trustees of the Company since May 1994 and as a member of the Compensation Committee of the Board of Trustees until May 1998. He has been President of The Glickman Organization since 1953. He is on the Board of Directors of Alliance Tire & Rubber Co., Ltd., Bear, Stearns Companies, Inc., Kuala Healthcare, Inc., Infu-Tech, Inc., Jerusalem Economic Corporation Ltd. and OfficeMax Inc., as well as numerous private companies.

           KEVIN W. LYNCH has served as a trustee of the Company since May 1996 and is a founder and principal of The Townsend Group, an institutional real estate consulting firm founded in 1983. Prior to forming The Townsend Group, Mr. Lynch was a Vice President for Stonehenge Capital Corporation. Mr. Lynch has been involved in the commercial real estate industry since 1974, and is a director of First Industrial Realty Trust.

           JOHN D. McGURK became a member of the Board in January 1997 as the designee of Five Arrows to the Board of Trustees. He is the founder and President of Rothschild Realty, Inc., the advisor to Five Arrows. Prior to starting Rothschild Realty, Inc. in 1981, Mr. McGurk served as a Regional Vice President for The Prudential Insurance Company of America where he oversaw its New York City real estate loan portfolio, equity holdings, joint ventures and projects under development. Mr. McGurk is a member of the Urban Land Institute, Pension Real Estate Association, Real Estate Board of New York and the National Real Estate Association, and is the President of the Trustee Committee of the Caedmon School.

           SETH M. ZACHARY has served as a trustee and a member of the Compensation Committee of the Board of Trustees of the Company since November 1993 and the Audit Committee until February 1999. Since 1987, he has been a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP, counsel to the Company.




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
              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

           During 1998, we extended loans to each of Richard J. Rouse, Vice Chairman of the Board of Trustees and Co-Chief Executive Officer, and T. Wilson Eglin, President, Chief Operating Officer and a trustee, each in the amount of $998,875, to fund the purchase by each of these individuals of 65,500 Common Shares. These loans bear interest at a rate of 7.6% per annum, are secured by the Common Shares purchased by each of such individuals and are scheduled to mature in 2003.

          FEDERAL INCOME TAX CONSIDERATIONS OF HOLDING SHARES IN A REIT

GENERAL

           The following discussion summarizes the material federal income tax considerations to a prospective holder of Common Shares. The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable for all security holders in the Company. It does not discuss all of the aspects of federal income taxation that may be relevant to a prospective security holder in light of his or her particular circumstances or to certain types of security holders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States.

           The information in this section is based on the Code (including the provisions of the 1997 Act, several of which are described herein), current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. The Company has not received any rulings from the IRS concerning the tax treatment of the Company. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

           EACH PROSPECTIVE PURCHASER OF THE SECURITIES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

           General. The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for its taxable year ended December 31, 1993. The Company believes that it was organized, and has operated, in such a manner so as to qualify for taxation as a REIT under the Code and intends to conduct its operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that the Company has operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the actual results of the Company's operations for any one taxable year have satisfied or will continue to satisfy such requirements.

           The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

           If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: first, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in gain" (the excess of the fair market value of such property at the time of the acquisition by the Company over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Internal Revenue Service regulations that have not yet been promulgated).

           Requirements for Qualification. A REIT is a corporation, trust or association (i) which is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company expects to meet the ownership test immediately after the transaction contemplated herein. The Company may redeem, at its option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, the Company's Declaration of Trust includes restrictions regarding the transfer of its stock that are intended to assist the Company in continuing to satisfy requirements (v) and (vi). Moreover, for the Company's taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of its capital stock requesting information regarding the actual ownership of its capital stock, and the Company does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement
(vi) above, the Company will be treated as having met the requirement. See "Description of Common Shares" and "Description of Preferred Shares."

           In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and assets (as discussed below). Thus, the Company's proportionate share of the assets, liabilities, and items of gross income of the partnerships in which the Company owns an interest are treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein.

           Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy certain gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities.

           Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property (subject to a de minimis exception applicable to the Company's tax years commencing on and after January 1, 1998 as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property ("Permissible Services").

           For the Company's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that the Company provides services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by the Company with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that the Company will be deemed to have received for performing "impermissible services" will be the greater of the actual amounts so received or 150% of the direct cost to the Company of providing those services.

           If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, it disclosed the nature and amounts of its items of gross income in a schedule attached to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. A 100% penalty tax would be imposed on the amount by which the Company failed the 75% or 95% test (whichever amount is greater), less an amount which generally reflects expenses attributable to earning the nonqualified income.

           Subject to certain safe harbor exceptions, any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

           Asset Tests. The Company must also satisfy three tests relating to the nature of its assets every quarter. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest or held by "qualified REIT subsidiaries" (as defined in the Code) of the Company and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering of the Company, cash, cash items and government securities). Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities. The Company expects that substantially all of its assets will consist of (i) real properties, (ii) stock or debt investments that earn qualified temporary investment income, (iii) other qualified real estate assets, and (iv) cash, cash items and government securities. The Company may also invest in securities of other entities, provided that such investments will not prevent the Company from satisfying the asset and income tests for REIT qualification set forth above.

           If the Company inadvertently fails one or more of the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status, provided that (i) it satisfied all of the asset tests at the close of a preceding calendar quarter, and (ii) the discrepancy between the values of the Company's assets and the standards imposed by the asset test either did not exist immediately after the acquisition of any particular acquisition or was not wholly partly caused by such an acquisition. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

           Annual Distribution Requirement. With respect to each taxable year, the Company must distribute to its shareholders dividends (other than capital gain dividends) in an amount at least equal to the sum of (a) 95% of its "REIT Taxable income" (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (b) 95% of any after-tax net income from foreclosure property, minus the sum of certain items of "excess non-cash income." REIT Taxable Income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received. "Excess non-cash income" is the amount, if any, by which the sum of certain items of non-cash income exceeds 5% of REIT Taxable Income for the taxable year (determined without regard to the deduction for dividends paid and by excluding any net capital gain). With respect to the Company's taxable years commencing prior to January 1, 1998, these items of non-cash income for which relief from the distribution requirement is provided are (i) the excess of amounts includible in gross income due to the operation of Section 467 of the Code (relating to deferred rental agreements) over the amounts that would have been includible without regard to such provision, (ii) income from certain like-kind exchanges not eligible for tax-free treatment, and (iii) the amounts includible on gross income with respect to the amount that original issue discount obligations exceed the amount of money and fair market value of other property received during the taxable year under such instruments. With respect to the Company's tax years commencing on and after January 1, 1998, "excess non-cash income" described in clause (iii) above applies equally to REITs that use the accrual method of accounting for United States federal income tax purposes.

           The Company will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. With respect to its taxable years beginning on and after January 1, 1998, the Company may elect to retain rather than distribute, net long-term capital gain, and be subject to regular United States federal income tax thereon. For the consequences of such an election to the REIT's shareholders, see "Taxation of Taxable Shareholders." In addition, a nondeductible 4% excise tax is imposed on the excess of (i) 85% of the Company's ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (ii) the actual distribution to shareholders during the year (if any). Net operating losses generated by the Company may be carried forward but not carried back and used by the Company for 15 years (or 20 years in the case of net operating losses generated in the Company's tax years commencing on or after January 1, 1998) to reduce REIT Taxable Income and the amount that the Company will be required to distribute in order to remain qualified as a REIT. Net capital losses of the Company may be carried forward for five years (but not carried back) and used to reduce capital gains.

           In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT Taxable Income. However, the Company may elect to treat a dividend declared and paid after the end of the year (a "subsequent declared dividend") as paid during such year for purposes of complying with the distribution test and computing REIT Taxable Income, if the dividend is (i) declared before the regular or extended due date of the Company's tax return for such year and (ii) paid not later than the date of the first regular dividend payment made after the declaration (but in no case later than 12 months after the end of the year). For purposes of computing the 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by the Company in October, November of December of a calendar year, and payable to shareholders of record as of a specified date in such month of such year will be deemed to have been paid by the Company (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by the Company in January of the following calendar year. For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of its items of income, gain or deduction by the IRS, the Company may be permitted to remedy such failure by paying a "deficiency dividend" in a later year together with interest and a penalty. Such deficiency dividend may be included in the Company's deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

           The Company believes that it has distributed and intends to continue to distribute to its shareholders an amount at least equal to 95% of the sum of
(i) its REIT Taxable Income (determined without regard to the deduction for dividends paid and by excluding any net capital gains) and (ii) any after-tax net income from foreclosure properties less any "excess non-cash income," as those amounts are determined in good faith by the Company or its independent accountants. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make non-deductible expenditures (such as capital improvements or principal payments on debt) may cause the Company to recognize taxable income in excess of its net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the 95% requirement, the Company might find it necessary to arrange for short-term, or possibly long-term, borrowings.

           Failure to Qualify. If the Company fails to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, it would be subject to federal income tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would reduce the cash available for distribution by the Company to its shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction.

           If the Company's failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, the Company would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event the Company were to fail to qualify as a REIT in one year and subsequently requalify in a later year, the Company might be required to recognize taxable income based on the net appreciation in value of its assets as a condition to requalification. In the alternative, the Company may be taxed on the net appreciation in value of its assets if it sells properties within ten years of the date the Company requalifies as a REIT under federal income tax laws.

TAXATION OF TAXABLE SHAREHOLDERS

           As used herein, the term "U.S. shareholder" means a holder of Common or Preferred Shares who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

           As long as the Company qualifies as a REIT, distributions made to the Company's U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deductions as to such amounts. For purposes of computing the Company's earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether distributions on the Common Shares are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Preferred Shares and second to the Common Shares. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any Preferred Shares.

           Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income pursuant to Section 291 of the Code. The Taxpayer Relief Act of 1997 (the "1997 Act") changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or a trust. With respect to amounts designated as capital gain distributions, the IRS has released Notice 97-64 describing temporary regulations that will be issued to permit REITs to further designate such capital gain dividends as (i) a 20% rate gain distribution, or (ii) an unrecaptured Section 1250 gain distribution (taxed at a rate of 25%).

           Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, and will result in a corresponding reduction in the shareholder's basis in the shares. Any reduction in a shareholder's tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. The Company will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceed the adjusted basis of a U.S. shareholder's shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

           Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from the Company will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as "portfolio" income for purposes of the passive activity loss limitation (including all individuals) and generally will not be able to offset any "passive losses" against such dividends. Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 63(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

           In general, dividends paid by the Company will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

           In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and
(ii) the shareholder's adjusted basis of such shares. With respect to dispositions occurring after December 31, 1997, in the case of a domestic shareholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss subject to a 20% tax rate if such shares have been held for more than 12 months. In the case of a taxable U.S. shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distribution from the Company required to be treated by such shareholder as long-term capital gain.

           For the Company's taxable years commencing on or after January 1, 1998, the Company may elect to require the holders of shares to include the Company's undistributed net long-term capital gains in their income. If the Company makes such an election, the holders of shares will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of shares will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately. With respect to such long-term capital gain of a taxable domestic shareholder that is an individual or an estate or a trust, the IRS has authority to issue regulations that could apply the special tax rate applicable to sales of depreciable real property by an individual or an estate or trust to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property.

BACKUP WITHHOLDING

           The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Shareholders" below. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders (persons other than (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, and (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source) and Non-U.S. Shareholders should consult their tax advisors with respect to any such information and backup withholding requirements.

           The Treasury Department has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules.

TAXATION OF NON-U.S. SHAREHOLDERS

           The following discussion is only a summary of the rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts (collectively, "Non-U.S. Shareholders"). Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

           Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below.

           For withholding tax purposes, the Company currently is required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. Under the final regulations (discussed above), generally effective for distributions after December 31, 2000, the Company would be required to withhold at the 30% rate on distributions it reasonably estimates to be in excess of the Company's current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any.

           For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, a Non-U.S. Shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief. The Company is required by applicable regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

           Although the law is not entirely clear on the matter, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of shares would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. See "Taxation of Shareholders -- Taxation of Taxable Shareholders." Under that approach, Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States federal income tax liability).

           Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during specified testing period less than 50% in value of the share was held directly or indirectly by foreign persons. It is anticipated that the Company will be a "domestically controlled REIT." Therefore, the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such gain is attributable to an office or fixed place of business in the United States or such nonresident alien individual has a "tax home" in the United States and such gain is not attributable to an office or fixed place of business located outside the United States or, if such gain is attributable to an office or fixed place of business located outside the United States, it is not subject to foreign income tax equal to at least 10% of such gain. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

           Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While investments in real estate may generate UBTI, the Service has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on the intention of the Company to invest its assets in a manner that will avoid the recognition of UBTI by the Company, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of shares in the Company with debt, a portion of its income from the Company, if any, will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9),
(17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI.

           In addition, a pension trust that owns more than 10% of the Company is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage") in certain circumstances. The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's capital shares collectively own more than 50% of the value of the Company's capital shares.

           While an investment in the Company by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any gross UBTI that does arise from such an investment will be combined with all other gross UBTI of the Exempt Organization for a taxable year and reduced by all deductions attributable to the UBTI plus $1,000. Any amount then remaining will constitute UBTI on which the Exempt Organization will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. None of the Company, the Board of Trustees, or any of their Affiliates expects to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Common Shares. Generally, IRS Form 990-T must be filed with the Service by April 15 of the year following the year to which it relates.

TAXATION OF REINVESTED DIVIDENDS

           Those holders of Common Shares who elect to participate in the Dividend Reinvestment Plan will be deemed to have received the gross amount of dividends distributed on their behalf by the Plan Agent as agent for the participants in such plan. Such deemed dividends will be treated as actual dividends to such shareholders by the Company and will retain their character and have the tax effects as described above. Participants that are subject to federal income tax will thus be taxed as if they received such dividends despite the fact that their distributions have been reinvested and, as a result, they will not receive any cash with which to pay the resulting tax liability.

TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

      When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). Special rules under 704(c) of the Code and the regulations thereunder tend to eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all properties were to have a tax basis equal to their fair market value at the time the properties were contributed to the partnership, and
(ii) possibly to be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to the Company as a result of such sale.

                              PLAN OF DISTRIBUTION

           This prospectus relates to the possible issuance by us of up to 214,802 Redemption Shares if, and to the extent that, holders of Units tender such Units for redemption. We have registered the Redemption Shares for sale to provide the holders thereof with freely tradable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

           We will not receive any proceeds from the issuance of the Redemption Shares to holders of Units upon receiving a notice of redemption (but we will acquire from such holders the Units tendered for redemption). The Unit holders and any agents or dealers that participate in the distribution of Redemption Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of Redemption Shares or the resale of the Common Shares and any commissions received by any such dealers or agents might be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

           We may from time to time issue up to 214,802 Redemption Shares upon the acquisition of the Units tendered for redemption. We will acquire from each exchanging Limited Partner a Unit in exchange for each Redemption Share that we issue in connection with these acquisitions. Consequently, with each redemption, our interest in the Operating Partnership will increase.

                                     EXPERTS

           The consolidated financial statements and the consolidated financial statement schedule of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, which have been incorporated by reference into this prospectus, have been so incorporated in reliance on the report of KPMG LLP, independent certified public accountants (incorporated by reference) and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

           Certain legal matters, including the validity of the securities described herein, will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving as a member of the Board of Trustees of the Company.

--------------------------------------------------------------------------------


      NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE REDEMPTION SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE REDEMPTION SHARES OFFERED BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.




                                 214,802 Shares



                               LEXINGTON CORPORATE
                                PROPERTIES TRUST




                                  Common Shares





                                   PROSPECTUS









                               December ___, 1999

--------------------------------------------------------------------------------

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

           Registration fee............................................  $    567.07
           Printing expenses...........................................     2,500.00
           Legal fees and expenses.....................................    10,000.00
           Accounting fees and expenses................................     5,000.00
           Miscellaneous...............................................     1,000.00
                TOTAL..................................................   $19,067.07


           All expenses in connection with the issuance and distribution of the securities being offered will be borne by the Company (other than selling commissions, if any).

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

           The Company's trustees and officers are and will be indemnified under Maryland law, the Declaration of Trust of the Company (the "Declaration"), and the Partnership Agreement against certain liabilities. The Declaration requires the Company to indemnify its trustees and officers to the fullest extent permitted from time to time by the laws of Maryland. The Declaration also provides that, to the fullest extent permitted under Maryland law, trustees and officers of the Company will not be liable to the Company and its shareholders for money damages.

           Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding; but, if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.

           The Partnership Agreement also provides for indemnification of the Company, or any trustee or officer of the Company, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership as set forth in the Partnership Agreement.

           The foregoing reference is necessarily subject to the complete text of the Declaration of Trust and the statute referred to above and is qualified in its entirety by reference thereto.

           The Company has also entered into Indemnification Agreements with certain officers and trustees for the purpose of indemnifying such persons from certain claims and action in their capacities as such.

ITEM 16.  EXHIBITS.

           There are filed with the Registration Statement the following exhibits:


EXHIBIT NO.      DESCRIPTION
-----------      -----------
   3.1           Declaration of Trust.*

   3.2           By-laws.**

   3.3           Fifth Amended and Restated Agreement of Limited Partnership of
                 Lepercq Corporate Income Fund L.P. dated as of December 31,
                 1996 as Supplemented as of March 10, 1997 to Include Pacific
                 Place Merger as Supplemented as of January 29, 1998 to Include
                 Phoenix and Savannah Contributions as Supplemented as of May 8,
                 1998 to Include Anchorage Contribution as Supplemented as of
                 June 19, 1998 to Include Trademark Lancaster Contribution as
                 Supplemented as of December 31, 1998 to Include Columbia
                 Contribution.***

   3.4           Second Amended and Restated Agreement of Limited Partnership of Lepercq Corporate
                 Income Fund II L.P. dated as of August 27, 1998.***

   5.1           Opinion of Paul, Hastings, Janofsky & Walker LLP as to the validity of the securities being offered.

  23.1           Consent of KPMG LLP.

  23.2           Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).

-------------------

* Incorporated by reference to Exhibit No. 3.1 to the Company's Current Report on Form 8-K filed on January 16, 1998.

** Incorporated by reference to Exhibit No. 3.2 to the Company's Annual Report on Form 10-K filed on March 31, 1998.

*** Incorporated by reference to Exhibits No. 3.3 and 3.4 to the Company's Amendment No. 1 to Form S-3 filed on September 10, 1999.


ITEM 17.  UNDERTAKINGS.

           (a)  The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3)
                of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any acts or events
                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to
                the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on December 13, 1999.

                                    LEXINGTON CORPORATE PROPERTIES
                                        TRUST


                                    By: /s/  T. Wilson Eglin
                                        ---------------------
                                        T. Wilson Eglin
                                        President and Chief Operating Officer

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Wilson Eglin and E. Robert Roskind, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                                            Capacity                               Date
             ---------                                            --------                               ----
     /s/  E. Robert Roskind             Chairman of the Board, Co-Chief Executive Officer       December  13, 1999
     E. Robert Roskind                  and Trustee (Principal Executive Officer)


     /s/ Richard J. Rouse               Vice Chairman, Co-Chief Executive Officer and           December  13, 1999
     Richard J. Rouse                   Trustee


     /s/  T. Wilson Eglin               President, Chief Operating Officer and Trustee          December  13, 1999
     T. Wilson Eglin


     /s/ Patrick Carroll                Chief Financial Officer and Treasurer                   December  13, 1999
     Patrick Carroll

     /s/ Paul R. Wood                   Vice President, Chief Accounting Officer and            December 13, 1999
     Paul R. Wood                       Secretary

             Signature                          Capacity                       Date
             ---------                          --------                       ----
     /s/ Carl D. Glickman                Trustee                           December 13, 1999
     Carl D. Glickman

     /s/ Kevin W. Lynch                  Trustee                           December 13, 1999
     Kevin W. Lynch

     /s/ John D. McGurk                  Trustee                           December 13, 1999
     John D. McGurk

     /s/ Seth M. Zachary                 Trustee                           December 13, 1999
     Seth M. Zachary

                                  EXHIBIT INDEX


EXHIBIT NO.                                 DESCRIPTION                                                             PAGE NO.
-----------                                 -----------                                                             --------
3.1               Declaration of Trust.*

3.2               By-Laws. **

3.3               Fifth Amended and Restated Agreement of Limited Partnership of
                  Lepercq Corporate Income Fund L.P. dated as of December 31,
                  1996 as Supplemented as of March 10, 1997 to Include Pacific
                  Place Merger as Supplemented as of January 29, 1998 to Include
                  Phoenix and Savannah Contributions as Supplemented as of May
                  8, 1998 to Include Anchorage Contribution as Supplemented as of June 19, 1998 to Include Trademark Lancaster Contribution as Supplemented as of December 31, 1998 to Include Columbia
                  Contribution.***

3.4               Second Amended and Restated Agreement of Limited Partnership of Lepercq
                  Corporate Income Fund II L.P. dated as of August 27, 1998.***

5.1               Opinion of Paul, Hastings, Janofsky & Walker LLP as to the validity of the securities being offered.

23.1              Consent of KPMG LLP.

23.2              Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).

--------------------------

* Incorporated by reference to Exhibit No. 3.1 to the Company's Current Report on Form 8-K filed on January 16, 1998.

** Incorporated by reference to Exhibit No. 3.2 to the Company's Annual Report on Form 10-K filed on March 31, 1998.

*** Incorporated by reference to Exhibits No. 3.3 and 3.4 to the Company's Amendment No. 1 to Form S-3 filed on September 10, 1999.